Exhibit 10.14B

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is entered into and dated as of June 25, 2008 (the “Effective Date”) by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”) and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

Recitals

A. Landlord and Tenant are parties to a Lease dated as of March 20, 2007, as amended by a First Amendment to Lease (the “First Amendment”) dated as of September 28, 2007 (as so amended, the “Initial Lease”), covering premises consisting of approximately 60,100 square feet of space constituting Suites 100 and 200 (collectively, the “Initial Premises”) of the building commonly known as 2029 Stierlin Court (the “2029 Building”) in the Britannia Shoreline Technology Park in Mountain View, California (the “Center”). The term of the Initial Lease is scheduled to expire on April 30, 2010, subject to one 2-year renewal option as set forth in the Initial Lease.

B. As of the Second Expansion Commencement Date (as defined below), Landlord and Tenant wish to add to the premises covered by the Initial Lease those certain additional premises (the “Second Expansion Premises”) consisting of the entire building commonly known as 2027 Stierlin Court (the “2027 Building”), containing approximately 35,921 square feet, subject to all of the provisions of this Second Amendment. The approximate location of the 2027 Building within the Center is depicted on page 1 (Exhibit Al) of Exhibit A attached hereto and incorporated herein by this reference, and the approximate layout of the first and second floors of the 2027 Building is depicted on pages 2 and 3 (Exhibits A2 and A3) of Exhibit A attached hereto and incorporated herein by this reference (interior improvements indicated on such floor plans are for illustrative purposes only and are not to be relied upon as a representation, warranty or accurate indication of any existing improvements). For purposes of this Second Amendment and of the Initial Lease as modified by this Second Amendment, unless the context otherwise requires, the term “Expansion Premises” shall mean Suite 100 of the 2029 Building (for consistency with the terminology used in the First Amendment); the term “Premises” shall collectively mean and include both the Initial Premises and the Second Expansion Premises; and the term “Lease” shall mean the Initial Lease as modified by this Second Amendment,

C. In connection with the addition of the Second Expansion Premises to the Premises pursuant to this Second Amendment, Landlord and Tenant also wish to modify certain provisions of the Initial Lease and certain of their respective rights and obligations thereunder, all subject to and as more particularly set forth in this Second Amendment. As of the Effective Date, this Second Amendment modifies and amends the Initial Lease and supersedes any inconsistent provisions of the Initial Lease with respect to the matters covered by this Second Amendment.

D. Capitalized terms used in this Second Amendment as defined terms but not specifically defined in this Second Amendment shall have the meanings assigned to such terms in the Initial Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained in this Second Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Second Expansion Premises Included in Premises; Base Rent; Pro Rata Share; Utilities.

(a) As of the day on which Landlord delivers possession of the Second Expansion Premises to Tenant (such day being referred to herein as the “Second Expansion Commencement Date”), the Second Expansion Premises are added to and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein. The present expectation of the parties is that the Second Expansion Commencement Date will occur substantially concurrently with the Effective Date, which is intended to be the date on which this Second Amendment is mutually executed by the parties.

(b) The Second Expansion Premises are fully constructed as of the Effective Date, have been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, have been determined to contain 35,921 square feet, which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Second Amendment and under the Lease, and is not subject to remeasurement or adjustment.

(c) Prior to November 1, 2008 (the “Second Expansion Rent Commencement Date”), Tenant shall have no obligation to pay monthly minimum rental for the Second Expansion Premises. Effective as of the Second Expansion Rent Commencement Date, the monthly minimum rental payable by Tenant pursuant to Section 3.1(a) of the Lease for the Second Expansion Premises, and the combined monthly minimum rental payable by Tenant for the Premises, for the remaining initial Term of the Lease shall be as set forth in the applicable portions of Schedule 1 attached hereto and incorporated herein by this reference.

(d) The square footage used in Schedule 1 in calculating the monthly minimum rental applicable to the Second Expansion Premises for periods prior to April 1, 2009, in being less than the entire square footage of the Second Expansion Premises, is not meant to imply any limitation on Tenant’s right or ability to have access to and to use the entire Second Expansion Premises during such months, and shall not affect in any way the calculation of Tenant’s Operating Cost Share under the Lease (which shall include the entire square footage of the Second Expansion Premises, beginning on the date specified in Paragraph 1(e) below). Such reduced square footage in Schedule 1 merely represents a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s monthly minimum rental obligation relating to the Second Expansion Premises during the periods prior to April 1, 2009.

(e) Effective as of the earlier of (x) the Second Expansion Rent Commencement Date or (y) the date Tenant first commences the active conduct of Tenant’s business in any portion of the Second Expansion Premises, Tenant shall be responsible for payment of Operating Expenses with respect to the Second Expansion Premises and Tenant’s Operating Cost Share under the Lease (i) in the case of Operating Expenses that are reasonably allocable solely to the Second Expansion Premises, shall be one hundred percent (100%); and (ii) in the case of Operating Expenses that are reasonably allocable solely to the 2029 Building, shall be as prescribed in the First Amendment and are not affected by this Second Amendment; and (iii) in the case of Operating Expenses (if any) that are determined and allocated on a Center-wide basis shall be thirteen and nineteen hundredths percent (13.19%) during all periods when the Premises consist of both the Initial Premises and the Second Expansion Premises, and shall be four and ninety-four hundredths percent (4.94%) during any period when the Premises consist of only the Second Expansion Premises. The percentages in the immediately preceding sentence are based on a rentable square footage of 35,921 square feet for the Second Expansion Premises, of 96,021 square feet for the entire Premises and of 727,842 square feet for all of the buildings presently located in the Center. Notwithstanding the foregoing provisions, if the commencement of Tenant’s obligation for payment of Operating Expenses with respect to the Second Expansion Premises is determined under clause (y) above as a result of Tenant’s commencement of active business operations in any portion of the Second Expansion Premises, then for the period from such commencement until November 1, 2008, Tenant’s Operating Cost Share under clauses (i) and (iii) above shall be adjusted to exclude the portion(s) of the Second Expansion Premises in which Tenant is not actively conducting such business operations.

(f) Notwithstanding the provisions of Paragraph 1(e) above, from and after the Second Expansion Commencement Date, Tenant shall be responsible for payment of all costs for utilities and services supplied to the entire Premises, including the entire Second Expansion Premises.

2.	Term; Renewal Option.

(a) The Termination Date for the initial term of the Lease (i) in the case of the Initial Premises, shall remain unchanged and shall continue to be April 30, 2010 (subject to Tenant’s existing renewal option as described below), and (ii) in the case of the Second Expansion Premises, shall be April 30, 2012 (which would be concurrent with the extended term for the Initial Premises if Tenant duly exercises such existing renewal option for the Initial Premises).

(b) Tenant shall continue to have the option set forth in Section 2.6 of the Initial Lease to extend the initial term of the Lease with respect to the Initial Premises, at the minimum rental set forth in the applicable portions of Schedule 1 attached hereto and incorporated herein by this reference (which minimum rental terms are identical to those set forth in Part II of Schedule 1 attached to the First Amendment) and otherwise upon all the terms and provisions applicable to the initial term of the Lease, for one (1) additional period of two (2) years, commencing upon the expiration of the initial Term of the Lease with respect to the Initial Premises. The renewal option set forth in such Section 2.6 of the Initial Lease may be exercised by Tenant or by any permitted assignee of Tenant’s interest under the Lease that is in possession of the Initial Premises at the time of such exercise, but may not be exercised by or assigned to any subtenant of the Initial Premises or any portion thereof.

(c) Tenant shall also have a separate option, exercisable in the same manner and under the same conditions set forth in Section 2.6 of the Initial Lease, to extend the initial term of the Lease with respect to the Second Expansion Premises, at the minimum rental set forth in the applicable portions of Schedule 1 attached hereto and incorporated herein by this reference and otherwise upon all the terms and provisions applicable to the initial term of the Lease, for one (1) additional period of two (2) years, commencing upon the expiration of the initial Term of the Lease with respect to the Second Expansion Premises. The renewal option described in this paragraph (c) may be exercised by Tenant or by any permitted assignee of Tenant’s interest under the Lease that is in possession of the Second Expansion Premises at the time of such exercise, but may not be exercised by or assigned to any subtenant of the Second Expansion Premises or any portion thereof.

3. Condition of Second Expansion Premises. Tenant is accepting the Second Expansion Premises “as is,” in their presently existing condition, except as otherwise expressly set forth in this Second Amendment, and acknowledges that the provisions of the Workletter (Exhibit B to the Lease) do not apply to the Second Expansion Premises and that Landlord has no obligation to make any improvements to the Second Expansion Premises (or any other portion of the Premises) or to provide any improvement allowance to Tenant in connection with this Second Amendment, except as follows:

(a) Landlord shall deliver the Second Expansion Premises on the Second Expansion Commencement Date in broom-clean condition, and otherwise “as is,” in their presently existing condition, as specified above.

(b) As soon as practicable after the Second Expansion Commencement Date (and in all events prior to the Second Expansion Rent Commencement Date), Landlord shall cause (i) the roof and structural elements of the 2027 Building and (ii) all mechanical, electrical, plumbing, HVAC and life safety systems serving the Second Expansion Premises to be in good working condition, and shall thereupon promptly notify Tenant in writing (“Landlord’s Delivery Notice”) that the Second Expansion Premises have been placed in the condition required under this paragraph (b). Thereafter, the repair and maintenance obligations of the respective parties with respect to the Second Expansion Premises shall be governed by the applicable provisions of the Lease, except that Tenant shall have until 120 days after the Second Expansion Rent Commencement Date to ascertain that all such elements and systems serving the Second Expansion Premises were in good working condition as of the date of Landlord’s Delivery Notice and to notify Landlord, by “punch list” or other written notice, of any respects in which such elements and systems were not in the required condition as of the date of Landlord’s Delivery Notice.

(c) Landlord shall provide Tenant with a tenant improvement allowance pursuant to this Second Amendment in the amount of Seven Hundred Eighteen Thousand Four Hundred Twenty Dollars ($718,420) (the “Second Expansion Premises TI Allowance”), which Second Expansion Premises TI Allowance is equivalent to a rate of $20 per rentable square foot in the Second Expansion Premises, for construction of alterations and improvements in the Second Expansion Premises. Terms and conditions relating to the Second Expansion Premises TI Allowance and to the construction of any alterations and improvements that Tenant elects to construct or install in the Second Expansion Premises with the Second Expansion Premises TI Allowance shall be the same as those set forth in the Initial Lease and in the Workletter with respect to the Tenant Improvement Allowance and the construction of alterations, additions, improvements and Tenant’s work thereunder, subject to the following modifications and clarifications:

(i) Any portion of the Second Expansion Premises TI Allowance that has not been claimed or drawn by Tenant by June 30, 2009 (the “Second Expansion Premises TI Allowance Expiration Date”) shall expire and shall no longer be available to Tenant thereafter; except that if the Second Expansion Commencement Date does not occur by July 1, 2008, then the Second Expansion Premises TI Allowance Expiration Date shall be delayed until the day immediately preceding the first anniversary of the Second Expansion Commencement Date. The expiration date with respect to the Tenant Improvement Allowance and Expansion Premises TI Allowance under the Initial Lease shall remain unchanged.

(ii) The cost of any refurbishments, alterations or improvements made by Tenant that are not eligible for expenditure of the Second Expansion Premises TI Allowance funds, and any amount by which the cost of refurbishments, alterations and improvements made by Tenant exceeds the available Second Expansion Premises TI Allowance, shall be Tenant’s sole cost and expense. The Second Expansion Premises TI Allowance is provided as part of the basic consideration to Tenant under this Second Amendment and will not result in any rental adjustment or additional rent beyond the minimum monthly rent expressly provided in the Lease as modified by Paragraph 1 hereof and Schedule 1 attached hereto. Landlord shall not charge any supervisory fee relating to the review of plans or the exercise of Landlord’s oversight and approval rights in connection with Tenant’s construction of alterations and improvements in the Second Expansion Premises.

(d) In connection with Tenant’s refurbishment, improvement and occupancy of the Second Expansion Premises, Tenant shall have the right to install building and monument signage substantially consistent with the size, quality and nature of the existing signage on and about the 2027 Building, subject to (i) Landlord’s prior approval as to location, size, design and composition of such signage (which approval shall not be unreasonably withheld or delayed), (ii) Landlord’s established sign criteria or signage program for the Center, consistent with other tenant signage programs in the Center, (iii) all restrictions and requirements imposed by applicable law and/or by applicable governmental authorities, and (iv) any additional restrictions and requirements set forth in the Initial Lease regarding signage. All signage costs (including, without limitation, costs of installation, maintenance, removal and restoration) shall be at Tenant’s sole expense.

4. Parking. As of the Second Expansion Commencement Date, the ratio of non-reserved, non-exclusive parking spaces made available for use by Tenant with respect to the Second Expansion Premises shall be the same as that set forth in Section 17.20 of the Initial Lease with respect to the Initial Premises (i.e., approximately three (3) spaces per 1,000 rentable square feet).

5. Security Deposit. Contemporaneously with the full execution and delivery of this Second Amendment, (a) Tenant shall deposit with Landlord, in accordance with Section 16 of the Initial Lease, the sum of Ninety-Six Thousand Six Hundred Twenty-Seven and No/100 Dollars ($96,627.00) to be held by Landlord as additional security for the faithful performance of all of the terms, covenants and conditions of the Lease with respect to the Premises, (b) such additional amount will become part of the Security Deposit for all purposes of the Lease, and (c) the required amount of the Security Deposit as set forth in Section 16.1(a) of the Initial Lease and the Required Amount as defined in Section 16.1(b)(i) of the Initial Lease are each increased to Three Hundred Forty-Four Thousand Seventy-Seven and No/100 Dollars ($344,077.00).

6.	Right of First Refusal.

(a) The portion of the 2029 Building not presently leased by Tenant (the “First Refusal Space”), consisting of the first floor space commonly known as Suite 120, is presently leased to another tenant, Fultec Semiconductor, Inc. (the “Existing Tenant”). Landlord shall not lease all or any portion of the First Refusal Space at any time during the term of the Lease (including any extended terms, if applicable), except in compliance with this Paragraph 6; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under the Lease, beyond any applicable notice and cure periods; provided further, that the foregoing restriction shall apply only during periods when at least some portion of the Initial Premises continues to constitute part of the Premises under the Lease; and provided further, that Tenant’s rights pursuant to this Paragraph 6 are subordinate to the rights of the Existing Tenant and its successors in interest (if any) pursuant to the Existing Lease and are further subordinate to any existing rights of any other tenants of the Center as of the Effective Date and their respective successors in interest, including (without limitation) any renewal, first refusal, first offer and other similar rights existing in favor of the Existing Tenant or any other tenant or occupant of the Center as of the Effective Date (all such superior rights described in this proviso being hereinafter collectively referred to as “Existing Tenant Rights”).

(b) If, at any time during the term of the Lease (including any extended terms, if applicable), Landlord receives and wishes to accept a bona fide written offer from a person or entity (an “Offeror,” provided, however, that the term “Offerer” shall not include the Existing Tenant with respect to any rights or negotiations under title Existing Lease, nor any other tenant with Existing Tenant Rights) to lease all or any portion of the First Refusal Space and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods) and at least a portion of the Initial Premises still constitutes part of the Premises under the Lease, then Landlord shall give written notice of such bona fide written offer to Tenant (the “First Refusal Notice”), specifying the material terms on which the Offerer proposes to lease the First Refusal Space or applicable portion thereof (the “Offered Space”), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in the First Refusal Notice. For purposes of this Paragraph 6(b), an offer shall be considered bona fide if it is contained in a letter of intent, terms sheet or other writing signed by the Offerer and specifies the material terms of the proposed lease. Tenant shall have five (5) business days after the date of giving of the First Refusal Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Offered Space shall be leased to Tenant on the terms set forth in the First Refusal Notice and on the additional terms and provisions set forth in the Lease (except to the extent inconsistent with the terms set forth in the First Refusal Notice), and the parties shall promptly (and in all events within twenty (20) days after delivery of Tenant’s acceptance) execute a lease amendment or other written agreement incorporating and implementing the terms of Tenant’s leasing of the Offered Space in accordance with this subparagraph. If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to enter into such a lease amendment or other written agreement within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or other written agreement, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification). Landlord shall thereafter have the right to lease the Offered Space to the Offeror or to any other third party, at any time within one hundred eighty (180) days after the expiration of Landlord’s offer under the First Refusal Notice, at a minimum rental and on other terms and conditions not materially more favorable to the lessee than the minimum rental and other terms offered to Tenant in the First Refusal Notice. If, in the course of negotiations with the Offeror or another third party during the 180-day period described in the preceding sentence, Landlord wishes to modify the minimum rental or other terms set forth in the First Refusal Notice in a manner materially more favorable to the Offeror or other third party than the minimum rental of other terms set forth in the First Refusal Notice, then Landlord shall be required to re-offer the Offered Space to Tenant on such more favorable terms pursuant to a new First Refusal Notice. If Landlord does not lease the Offered Space to the Offeror or another third party during the 180-day period described above, or if Landlord leases the Offered Space to the Offeror or another third party and Landlord later, upon expiration or termination of such lease, again wishes to lease the Offered Space or any portion thereof during the term of the Lease (including any extended terms, if applicable), then in either such event this first refusal right shall reattach to the Offered Space on all of the same terms set forth above.

7. Brokers. CB Richard Ellis, Inc. is the broker of record representing Landlord, and Cornish & Carey Commercial is the broker of record representing Tenant, in connection with this Second Amendment. Landlord shall pay each such broker a commission in connection with the execution of this Second Amendment in accordance with a separate agreement(s). Each of Landlord and Tenant respectively (i) represents and warrants that no other broker participated in the consummation of this Second Amendment and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any other broker in connection with this Second Amendment.

8. Entire Agreement. This Second Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).

9. Execution and Delivery. This Second Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

10. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the Effective Date.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII LLC,			LINKEDIN CORPORATION,
a Delaware limited liability company			a Delaware corporation

By:	HCP Estates USA Inc., (formerly
	known as Slough Estates USA Inc.),		By:	/s/ Steven J. Sordello
	a Delaware corporation, Its		Name:	Steven J. Sordello
	Operations Manager and Member		Title:	CFO

	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
Senior Vice President

Exhibit 10.14B

EXHIBIT A

SITE PLAN AND APPROXIMATE FLOOR PLANS FOR 2027 BUILDINGS

[See attached three (3) pages, labeled Exhibits A1, A2 and A3.]

Exhibit 10.14B

Schedule 1

Monthly minimum rental during the remainder of the initial term and extended terms (if applicable) of the Lease (see Paragraphs 1(c), 2(b) and 2(c) of Second Amendment):

Period	Second Expansion Premises Monthly Minimum Rental Rate	Second Expansion Premises Square Feet	Second Expansion Premises Monthly Minimum Rent	Initial Premises Monthly Minimum Rent*	Total Monthly Minimum Rent
SECD** – 10/31/08	n/a	n/a	n/a	$148,447.00	$148,447.00
11/01/08 – 03/31/09	$2.40 psf	17,960 sf***	$43,104.00	$148,447.00	$191,551.00
04/01/09 – 04/30/09	$2.47 psf	35,921 sf	$88,724.87	$148,447.00	$237,171.87
05/01/09 – 10/31/09	$2.47 psf	35,921 sf	$88,724.87	$152,654,00	$241,378.87
11/01/09 – 04/30/10	$2.54 psf	35,921 sf	$91239.34	$152,654.00	$243,893.34
05/01/10 – 10/31/10	$2.54 psf	35,921 sf	$91,239.34	$158,760.16****	$249,999.50****
11/01/10 – 04/30/11	$2.62 psf	35,921 sf	$94,113.02	$158,760.16****	$252,873.18****
05/01/11 – 10/31/11	$2.62 psf	35,921 sf	$94,113.02	$165,112.73****	$259,225.75****
11/01/11 – 04/30/12	$2.69 psf	35,921 sf	$96,627.49	$165,112.73****	$261,740.22****
05/01/12 – 04/30/13	$2.7976 psf****	35,921 sf	$100,492.59****	n/a	$100,492.59****
05/01/13 – 04/30/14	$2.9095 psf****	35,921 sf	$104,512.29****	n/a	$104,512.29****

*	Per Schedule 1 to First Amendment

**	“SECD” stands for Second Expansion Commencement Date

***	“Deemed” square footage solely for rent calculation purposes

****	Consists of, or includes, extended term rental, if applicable

STIERLIN COURT
2027
2029
2029 Stierlin Court
Initial Premises
2027 Stierlin Court
Expansion Space
N

Site Plan

2027 STIERLIN CT EXHIBIT A1
page1 of 3

First Floor

2027 STIERLIN CT

Mountain View, California

EXHIBIT A2

page 2 of 3

N

Second Floor

2027 STIERLIN CT
Mountain View, California

EXHIBIT A3
page3 of 3